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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
WESTAR ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                      April 12, 2004

Dear Shareholder:

        We cordially invite you to the 2004 Annual Meeting of Shareholders of Westar Energy, Inc. The meeting this year is at 10:00 a.m., Central Daylight Saving Time, on Tuesday, May 18, 2004, in the Sunflower Ballroom at The Maner Conference Center (Kansas Expocentre), located at the southeast corner of Seventeenth Street and Western Avenue in Topeka, Kansas.

        The enclosed notice of the meeting and proxy statement contain detailed information about the business to be transacted at the meeting. If you plan to attend the meeting, please check the appropriate box on your proxy card so we may plan appropriately.

        We urge you to read the proxy statement carefully. Whether or not you plan to attend the annual meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet voting procedures.

        We extend our thanks for your continued investment in Westar Energy, Inc.

Sincerely,

CHARLES Q. CHANDLER, IV Chairman of the Board	JAMES S. HAINES, JR. Chief Executive Officer and President

WESTAR ENERGY, INC.
818 South Kansas Avenue
Topeka, Kansas 66612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m. (Central Daylight Saving Time) on Tuesday, May 18, 2004
Place:	Sunflower Ballroom at The Maner Conference Center, Kansas Expocentre The Maner Conference Centre is located at the southeast corner of Seventeenth Street and Western Avenue in Topeka, Kansas.
Purpose:	•	To elect three Class II directors to serve for a term of three years
	•	To ratify and confirm the appointment of Deloitte & Touche LLP as our independent auditors for 2004
	•	To vote on a shareholder proposal regarding a process for shareholders in attendance at the annual meeting to nominate a director, if presented at the meeting
	•	To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date:	You may vote if you were a shareholder of record on March 26, 2004
Proxy Voting:	Your vote is important. You may vote in person at the meeting or by proxy in one of three ways:
	•	by signing, dating and returning your proxy card in the enclosed envelope
	•	by calling the toll-free number on the enclosed proxy card
	•	via the Internet using instructions on the proxy card
On behalf of the Board of Directors,

Larry D. Irick Vice President, General Counsel and Corporate Secretary
Topeka, Kansas April 12, 2004

PROXY STATEMENT

        The board of directors of Westar Energy, Inc. (the "Company") is soliciting proxies for the 2004 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting. We began mailing these documents to shareholders on or about April 12, 2004.

VOTING PROCEDURES—QUESTIONS AND ANSWERS

Who may vote and how many votes do I have?

        Common and preferred shareholders of record at the close of business on March 26, 2004 may vote. As of that date there were outstanding and entitled to vote 73,322,028 shares of our common stock, 121,613 shares of our 4 1/2% series preferred stock, 54,970 shares of our 4 1/4% series preferred stock, and 37,780 shares of our 5% series preferred stock. For each matter presented for vote, you have one vote for each share you own.

How do proxies work?

        The board of directors is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the proxy card but do not specify how to vote, the persons named as proxies will vote your shares as follows: (1) for our director nominees; (2) for ratification and confirmation of Deloitte & Touche LLP as our independent auditors for 2004; and (3) against the shareholder proposal relating to the process for shareholders in attendance at the annual meeting to nominate a director.

How do I vote?

        You may vote in person by attending the meeting or by proxy. If you are a shareholder of record on March 26, 2004, you may vote by proxy through the Internet, by telephone or by mail. Please follow the instructions on the proxy card for voting by one of these methods. Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held by a broker or other nominee, you will receive instructions from the holder of record that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

Will anyone at the Company know how I vote?

        Your individual vote will be kept confidential from our directors, officers and employees, unless you write opinions or comments on your proxy card. In that case, a copy of your proxy card, excluding your voting instructions, will be sent to us so that we can respond, if appropriate, to the comment or question.

What does it mean if I receive more than one proxy card?

        You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive material from them asking how you want to vote. If you participate in our Direct Stock Purchase Plan, our Employee Stock Purchase Plan, or our Employees' 401(k) Savings Plan and the account names are exactly the same on each, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date. If the names on your accounts are different, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our shareholder services department at (800)527-2495 or (785)575-6394 (in the Topeka area) or by e-mail at sharsvcs@wr.com.

        The plan trustee for the Employees' 401(k) Savings Plan will vote the Company shares credited to your account in accordance with the voting instructions provided on any applicable proxy card received from plan participants by May 13, 2004. The plan trustee will not vote your shares if you do not provide voting instructions.

        If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.

Can I change my vote?

        You can revoke your proxy before the time of voting at the meeting in several ways (the revocation has to be received by us before the meeting to be counted):

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  by mailing a revised proxy dated later than the prior proxy

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  by voting again at the Internet website

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  by notifying our Corporate Secretary in writing that you are revoking your proxy

        You may also revoke your proxy by voting in person at the meeting.

Who can attend the annual meeting?

        All shareholders who owned shares at the close of business on March 26, 2004, or their duly appointed proxies, may attend the meeting and each one may be accompanied by one guest. Registration will begin at 8:45 a.m., and seating will begin at 9:00 a.m. If you attend, you may be asked to present valid picture identification, such as a driver's license or passport. To avoid delays in gaining admittance to the meeting, registered shareholders should bring the "Admission Ticket" found at the top of the proxy card.

        Please note that if you hold your shares in "street name" (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration table at the meeting.

What constitutes a "quorum" for the meeting?

        A quorum is necessary to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the meeting. We count broker "non-votes" and abstentions as present for purposes of determining a quorum. A broker "non-vote" occurs when you fail to provide voting instructions to your broker for shares you hold through your broker. Under these circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker "non-votes." Broker "non-votes" and abstentions do not count in the voting results.

How many votes are needed?

        The director nominees receiving the greatest number of votes will be elected. Only votes "for" or "withheld" affect the outcome. Abstentions are not counted for purposes of director elections. For all other matters to be voted upon at the meeting, the affirmative vote of a majority of the shares present, in person or by proxy, at the meeting is necessary for approval. For these matters, abstentions have the same effect as a vote "against" the proposals. The New York Stock Exchange rules prohibit brokers from voting on the shareholder proposal without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker "non-votes" will not be counted as voted with respect to the shareholder proposal.

        Corporate Election Services, Inc., the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the meeting.

Who pays for the solicitation of proxies?

        We pay the cost of soliciting proxies. We retained Georgeson Shareholder Communications Inc. to assist with the solicitation for an estimated fee of $8,500 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. In addition to the use of the mail, proxies may be solicited personally, or by telephone or electronic media by our employees.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Directors and Nominees for Directors

        Our board of directors currently consists of eight directors divided into three classes (Class I, Class II and Class III), with the term of office of each class ending in successive years. At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The terms of the directors in Class II expire with this meeting. Our bylaws require each class to be as nearly equal in number as possible, with no class to include fewer than two directors. Our articles of incorporation provide that the board of directors will have no less than seven nor more than fifteen directors, as determined from time to time by the board of directors.

        B. Anthony Isaac, Michael F. Morrissey and John C. Nettels, Jr. have been nominated for election as Class II directors. The persons named in the accompanying proxy will vote your shares for the election of these nominees unless you direct otherwise. Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, the proxies will be voted for substitute nominees selected by our board of directors.

Class II Nominees—Term Expiring in 2007

        B. Anthony Isaac, age 51, has served as our director since December of 2003. Employment Experience: Since 2000, Mr. Isaac has been president of LodgeWorks, L.P., a hotel management and development company based in Wichita, Kansas. Before helping to found LodgeWorks, Mr. Isaac served as president of the All-Suites Division of Wyndham Hotels and Resorts from 1998 to 2000. Previously, Mr. Isaac had served in various executive positions within the hotel industry for seventeen years. Directorships: Mr. Isaac is a director and secretary of the Via Christi Regional Medical Center in Wichita, Kansas, and also serves as a trustee for the Wichita Collegiate School Board.

        Michael F. Morrissey, age 61, has served as our director since April of 2003. Employment Experience: Mr. Morrissey retired in September of 1999 after serving since 1985 as a managing partner of Ernst & Young LLP, an auditing and financial services firm. Mr. Morrissey had served in various other positions with Ernst & Young since 1985, and prior to joining Ernst & Young in 1975, he held various positions from 1970 to 1975 at Deloitte & Touche, LLP, an auditing and financial services firm. Directorships: Mr. Morrissey is a director and chairman of the audit committees of the general partner of Ferrelgas Partners, L.P., a propane gas marketing and distribution business located in Liberty, Missouri, and Dunn Industries, Inc., a construction business located in Kansas City, Missouri. Mr. Morrissey is also special advisor to the audit committee of Dairy Farmers of America, a milk marketing dairy cooperative business located in Kansas City, Missouri.

        John C. Nettels, Jr., age 47, has served as our director since March of 2000. Employment Experience: Mr. Nettels has been a partner of the law firm of Stinson Morrison Hecker, LLP, located in Overland Park, Kansas, since 2002. He was a partner with the Morrison & Hecker LLP law firm from 1994 to 2002 and an associate with such firm from 1985 to 1994.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ALL OF THE ABOVE NOMINEES.

Continuing Directors
Class III—Term Expiring in 2005

        Mollie Hale Carter, age 41, has served as our director since June of 2003. Employment Experience: Ms. Carter has been vice president of Star A, Inc. since 1997, a family owned company with Kansas agricultural and other investment interests. Previously, she worked for ten years as a senior investment officer at John Hancock Mutual Life Insurance Company. Directorships: Ms. Carter is a director of Archer-Daniels-Midland Company and Foley Equipment Company. She is also a trustee of the Rural School and Community Trust.

        James S. Haines, Jr., age 57, has served as our director, chief executive officer and president since December of 2002. Employment Experience: Mr. Haines is an adjunct professor and the Skov Professor of Business Ethics at the University of Texas at El Paso, a position he has held since January of 2002. From May 1996 to November 2001, Mr. Haines was president and chief executive officer of El Paso Electric Company, a public utility company located in El Paso, Texas. Between 1976 and 1996, Mr. Haines served in various executive positions for Westar Energy, Inc. and Kansas Gas and Electric Company, our wholly owned subsidiary.

        Arthur B. Krause, age 62, has served as our director since June of 2003. Employment Experience: Mr. Krause retired in 2002 as executive vice president and chief financial officer of Sprint Corporation, a global communications company, after serving in that position since 1988. Previously, he had served in various management and executive positions within the communications industry for twenty-two years. Directorships: Mr. Krause is a director for Call-Net Enterprises, a Canadian telecommunications company, and for the managing general partner of Inergy L.P., a propane gas marketing and distribution business located in Kansas City, Missouri. He is also a trustee for the Kansas City Symphony.

Class I—Term Expiring in 2006

        Charles Q. Chandler, IV, age 50, has served as our director since December of 1999 and chairman of our board of directors since December of 2002. Employment Experience: Mr. Chandler has been chief executive officer of INTRUST Bank, N.A. since 1996 and president of INTRUST Financial Corporation since 1990. Both companies are financial institutions located in Wichita, Kansas. Previously, Mr. Chandler served in various executive capacities at those companies beginning in 1977. Directorships: Mr. Chandler is chairman of the board of INTRUST Bank, N.A. and a director of INTRUST Financial Corporation, the First National Bank of Pratt, Kansas, and the Wesley Medical Center in Wichita, Kansas. He is also a trustee of the Kansas State University Endowment Foundation and chairman of the Wichita Collegiate School Board.

        R. A. Edwards, age 58, has served as our director since October of 2001. Employment Experience: Mr. Edwards is the president and chief executive officer of the First National Bank of Hutchinson, a financial institution located in Hutchinson, Kansas. Directorships: Mr. Edwards is a director of First National Bank of Hutchinson, Douglas County Bank, First Kansas Bancshares of Hutchinson, Data Center, Inc. and Mitchellhill Seed Company, and serves as an advisory director of Kansas Natural Gas, Inc. He is a trustee of the University of Kansas Endowment Association, the Davis Foundation, the Hutchinson Community College Foundation and the Eisenhower Foundation.

Compensation Of Directors

        In 2003, directors who were not our employees received the following compensation:

Annual cash retainer, paid quarterly	$20,000
Annual stock award	$18,500
Annual restricted share unit award, vesting ratably over three years	$19,000
Attendance fee for each meeting of the board of directors	$1,200
Attendance fee for each committee meeting	$1,000
Annual cash fee for chairman of each committee	$4,000
Fee for telephonic attendance at meetings	$500

        Directors are also reimbursed for travel and other out-of-pocket expenses incurred by them which are incidental to attending meetings. Directors who are our employees do not receive additional compensation for their services as a director.

        Pursuant to our Outside Directors' Deferred Compensation Plan (the "Deferred Compensation Plan"), an outside director may elect to defer all or a portion of any fee received for services. The Deferred Compensation Plan is a voluntary participation plan administered by the Compensation Committee of our board of directors. In addition, an outside director may elect to have all or a portion of any cash fee paid in stock pursuant to our Long Term Incentive and Share Award Plan.

Corporate Governance Matters

        General.    The board of directors and management are strongly committed to excellence in corporate governance. In June 2003, the Nominating and Corporate Governance Committee, working with outside legal counsel, began evaluating corporate governance policies and practices suggested by various groups active in corporate governance and practices and policies followed by other public companies. Among others, this evaluation resulted in the following actions:

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  the creation and publication of Corporate Governance Guidelines detailing our governance practices and policies

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  the creation and publication on our website of charters for all of the standing committees of the board of directors

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  the adoption of independence standards for directors

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  the reassignment of directors to committees so that our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are composed entirely of independent directors

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  the formalization of the existing practice of outside directors meeting regularly without management present

        Independence.    The board of directors has determined that all of the members of the board of directors, except Mr. Haines, are independent. This determination was made using our independence standards, which are based on the standards established by the New York Stock Exchange. Based on these standards, all of the standing committees of the board of directors are composed entirely of independent directors. Our independence standards are attached as Annex A to our Corporate Governance Guidelines, which are available from our Corporate Secretary and made available on our Internet website at www.wr.com.

        Certain Relationships with Directors.    During 2003, we obtained legal services from the law firm of Stinson Morrison Hecker LLP, where John C. Nettels, Jr. is a partner.We believe these services were provided on terms typical for firms not affiliated with any director.

        Communications with Directors.    You may contact our board of directors, a committee of our board of directors, or an individual director by writing to them at Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, KS 66612, Attention: Corporate Secretary. All communications will be compiled by the Corporate Secretary and submitted to the board of directors, the Chairman of the appropriate committee of the board of directors, or an individual director, as applicable. Communications that are unrelated to the duties and responsibilities of the board of directors will not be distributed to the directors, but will be available to any director upon request. The Corporate Secretary will take additional action or respond to letters in accordance with instructions from the relevant director.

Board Meetings and Committees of the Board of Directors

        Board Meetings.    Our board of directors met seventeen times during 2003. All directors attended at least 92% of the total number of board and committee meetings held while they served as a director or member of a committee in 2003. All directors who served on the board at the time of the 2003 annual meeting attended the annual meeting. All directors are expected to attend the annual meeting of shareholders. We have a standing Audit Committee, a Finance Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charter for each committee is available from our Corporate Secretary and made available on our Internet website at www.wr.com.

        Audit Committee.    The committee oversees the integrity of our financial statements, the performance of our internal audit and compliance function, and our compliance with legal and regulatory requirements. The committee has the sole responsibility for the retention, compensation and oversight of the firm of independent public accountants that audits our financial statements and for approving non-audit services performed by accountants and other consultants retained by us. The committee reviews with the independent public accountants the scope and results of their audits, as well as our accounting procedures, internal controls, and accounting and financial reporting policies and practices, and makes reports and recommendations to the board of directors as it deems appropriate. The Audit Committee also determines whether management has established a system to promote the accuracy and completeness of our financial statements and other publicly disclosed information and reviewed and approved the charter of the Disclosure Committee pursuant to the requirements of the Sarbanes-Oxley Act. No member of the Audit Committee serves on the Audit Committee of more than three public companies. The authority and responsibilities of the committee are more fully set forth in the Audit Committee Charter.

        The Chairman of the committee is Mr. Morrissey. The other members of the committee are Mr. Edwards and Mr. Krause. Mr. Chandler and a former director also served on the committee during part of 2003. Each of the members meets the experience and independence requirements of the rules of the New York Stock Exchange and the Sarbanes-Oxley Act. Our board of directors has determined that Mr. Morrissey possesses the qualifications of an audit committee financial expert as defined in the Sarbanes-Oxley Act. The committee held nine meetings during 2003.

        Finance Committee.    The committee assists us in effectively managing our financial affairs, including the establishment of appropriate capital and operating budgets, financial forecasts, and dividend policies. The committee also assists in evaluating business transactions. The authority and responsibilities of the committee are more fully set forth in the Finance Committee Charter.

        The Chairman of the committee is Mr. Krause. The other members of the committee are Ms. Carter, Mr. Isaac and Mr. Morrissey. The committee was established in July of 2003. The committee held six meetings in 2003.

        Compensation Committee.    The committee reviews our compensation and benefits policies generally, evaluates senior executive performance, reviews our management succession plan, reviews and approves compensation and benefits for our senior executives subject to ratification by the board of directors, and produces the report on executive compensation included in our annual report and proxy statement. The authority and responsibilities of the committee are more fully set forth in the Compensation Committee Charter.

        The Chairman of the Committee is Ms. Carter. The other members of the committee are Mr. Chandler and Mr. Isaac. Ms. Carter and Mr. Chandler were appointed to the committee in July of 2003 and Mr. Isaac was appointed to the committee in December of 2003. Former directors served on the committee prior to July of 2003. The committee held three meetings during 2003.

        Nominating and Corporate Governance Committee.    The committee identifies, reviews and recommends nominees for election to our board of directors, recommends directors for appointment to committees, recommends procedures through which director independence may be determined, oversees the evaluation of director performance and compensation, develops and recommends corporate governance guidelines to the board of directors and oversees compliance with the guidelines and our Code of Business Conduct and Ethics. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available from our Corporate Secretary and made available on our Internet website at www.wr.com.

        The committee considers many factors in evaluating prospective candidates or current directors for nomination or re-nomination to the board of directors. The committee assesses the current composition of the board of directors and whether the background, knowledge, experience and diversity of the current members are sufficient to effectively oversee our affairs. In light of this assessment, the committee considers the personal characteristics and background of prospective candidates or current directors, including, among other factors, their character, reputation for personal integrity and adherence to the highest ethical standards, business acumen and judgment, and senior leadership experience with a record of increasing levels of responsibility in business or industry. The prior performance of current directors is considered when evaluating them for re-election. Candidates should not serve on the board of directors of more than three other public companies.

        The committee may employ an executive search firm from time to time to assist in the recruitment of new directors. Ms. Carter and Mr. Krause were selected by the committee from numerous candidates identified by an executive search firm used by the committee in 2003. The executive search firm also assisted in the evaluation of Mr. Isaac and Mr. Morrissey, each of whom had been identified as candidates by non-management directors.

        The committee will consider a candidate for director suggested by a shareholder applying the criteria described above and the independence standards attached as Annex A to our Corporate Governance Guidelines. If nominated, we will identify the candidate and the shareholder (or group of shareholders) recommending the candidate in our next proxy statement. Shareholder nominees should be submitted to our Corporate Secretary within the time frame specified for shareholder proposals in the "Additional Information" section of this document.

        The Chairman of the committee is Mr. Nettels. The other members of the committee are Mr. Edwards and Mr. Morrissey. A former director also served on the committee during part of 2003. The committee held three meetings in 2003. Because of the membership of Mr. Nettels and Mr. Morrissey on the committee, the director nominees for election at the annual meeting were approved by the full board of directors rather than the committee, with Mr. Isaac, Mr. Nettels and Mr. Morrissey not participating.

        Corporate Public Policy Committee.    Prior to July 2003, the committee reviewed our major strategic programs relating to community relations, customer relations, corporate contributions and other public affairs issues. The committee held no meetings during 2003 and was abolished in July 2003.

        Special Committee.    In September 2002, a special committee of the board of directors was formed to investigate management matters subject to a grand jury investigation and Securities and Exchange Commission ("SEC") inquiry. The committee submitted its report to the board of directors in May 2003. The report containing the conclusions and recommendations of the committee is available on our Internet website at www.wr.com.

        Executive Sessions.    Executive sessions or meetings of our outside (non-management) directors are held regularly. These sessions are chaired by Mr. Chandler and may be scheduled by any non-management director.

AUDIT COMMITTEE REPORT

        The Company's Audit Committee of the Board of Directors consists of directors who are independent under the New York Stock Exchange listing standards. In addition, at least one of the members has accounting or related financial management experience required under the listing standards. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is available from the Company's Corporate Secretary. As required by the charter, the Committee reviews and reassesses the charter annually and recommends any changes to the Board of Directors for approval.

        Under the charter, the Company's management has the primary responsibility for preparing the Company's financial statements and establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Committee has the responsibility to monitor and provide oversight of management's responsibility. The Committee is not providing any expert or special assurance as to the independent accountants' work.

        During 2003, our independent accounting firm was Deloitte & Touche LLP. In fulfilling its responsibilities for the year ended December 31, 2003, the Committee:

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  recommended to the Board of Directors the selection of the Company's independent accountants, Deloitte & Touche LLP;

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  reviewed and discussed the Company's audited financial statements with management;

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  discussed with Deloitte & Touche LLP the matters required to be communicated under Statement of Auditing Standards No. 61, Communication with Audit Committees, as then in effect;

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  received from Deloitte & Touche LLP the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as then in effect;

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  discussed with Deloitte & Touche LLP its independence; and

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  received a report from the Company's Executive Vice President and Chief Financial Officer on Deloitte & Touche's qualifications, independence and responses to the Company's due diligence questions.

        In addition, the Committee met with management and representatives of Deloitte & Touche LLP to review the Company's audited financial statements and the overall quality and adequacy of the Company's internal controls and accounting and financial reporting and reviewed the organizational structure and responsibilities of our internal audit function.

        Based on the actions detailed in this report, the Committee authorized the audited financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and for such report to be filed with the Securities and Exchange Commission. The Committee's authorization considered the Committee's review of Deloitte & Touche LLP's qualifications as independent accountants for the Company. In addition, the review included matters required to be considered under Securities and Exchange Committee rules on auditor independence, including the nature and extent of non-audit services. In the Committee's business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during the year did not impair the firm's independence.

                      The Audit Committee

                      Michael F. Morrissey, Chairman
                      R.A. Edwards
                      Arthur B. Krause

COMPENSATION COMMITTEE REPORT

Background

        The full Board of Directors (the "Board"), rather than the Compensation Committee of the Board (the Committee"), reviewed and approved the current compensation of the Company's executive officers. In 2003, the Committee held no meetings until August 2003 because of significant changes in the membership of the Board and the Committee. In late 2002, both David C. Wittig, the Company's former chairman, president and chief executive officer, and Douglas T. Lake, the Company's former executive vice president and chief strategic officer who was also a director, resigned from the Board. In addition, three outside directors retired in the period from November 2002 to May 2003, and four new directors were appointed to the Board in 2003.

        In August 2003, the Committee resumed the administration of the Company's executive compensation programs. The current members of the Committee are Ms. Carter (chairman), Mr. Chandler and Mr. Isaac. All members are independent directors as defined in the Company's Corporate Governance Guidelines. Ms. Carter and Mr. Chandler were appointed to the Committee on July 16, 2003, and Mr. Isaac was appointed to the Committee on December 10, 2003. In late 2003, the Committee adopted and the Board approved a new Committee charter. The Company posts the Committee charter and the Corporate Governance Guidelines on its web site and provides copies upon request to any shareholder.

        In April 2003, the Board substantially modified officer compensation so that all officers receive compensation structured in the same manner as the compensation provided to James S. Haines, Jr., the Company's chief executive officer and president. Each officer receives a base salary, an award of restricted share units (including associated dividend equivalents) under the Company's 1996 Long Term Incentive and Share Award Plan (the "LTIP Plan"), and other employee benefits available to all of the Company's non-union employees. This compensation is set forth in employment agreements with terms of two to four years and other customary provisions regarding termination, indemnification, non-solicitation, non-disparagement and the protection of confidential information. Previously, the Company utilized base salary, short term incentive and long term incentive programs for officer compensation. The Company continued to use the prior programs in 2003 to determine compensation for management employees other than officers. The objective of the current compensation program is to provide compensation that enables the Company to attract, motivate and retain talented and dedicated executives, foster a team orientation toward the achievement of business objectives, and directly link the success of the Company's executives with that of its shareholders.

        In structuring the Company's compensation plans, the Board takes into consideration Section 162(m) of the Internal Revenue Code (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) and other factors the Board deems appropriate. As a result, some of the compensation under the Company's compensation plans may not be deductible under Section 162(m).

Compensation Review and Philosophy

        The compensation of three of the Company's named executive officers was established when they accepted employment with the Company. Mr. Haines and William B. Moore, the Company's executive vice president and chief operating officer, joined the Company in December 2002, and Mark A. Ruelle, the Company's executive vice president and chief financial officer, joined the Company in January 2003.

        In April 2003, the Board comprehensively reviewed the Company's compensation for other executive officers. The Board considered a study prepared by an independent human resources consulting firm and management analysis of market data from other external sources of compensation for executive officers of comparably sized regulated utilities and energy companies. Based upon this review, the Board approved adjustments to the compensation of the other executive officers, including Douglas R. Sterbenz, Senior Vice President, Generation and Marketing, and Larry D. Irick, Vice President, General Counsel and Corporate Secretary. No adjustment was made to the compensation of Richard A. Dixon, Senior Vice President, Operations Strategy, because of his intention to retire at the end of 2003.

        The Company's compensation philosophy in 2003 was to target each executive officer's total cash compensation and total direct compensation to approximate the median level of compensation in the national market for similar positions at comparably sized utilities.

Total Cash Compensation

        The total cash compensation of executive officers, including the named executive officers, consists of base salary and dividend equivalents on restricted share units. Total cash compensation for each executive officer is structured to be comparable to total cash compensation for persons holding similar positions in the national market at comparably sized utilities. The employment agreements with the executive officers do not provide for increases in base salary during the term of the agreement.

Long Term Incentives

        Pursuant to the LTIP Plan, the Company awards long term incentive compensation in the form of restricted share units to executive officers, including the named executive officers, and other key employees who are in positions which can affect the Company's long term success through the formation and execution of its business strategies. Dividend equivalents are paid on restricted share units from the date of grant. The value of a single dividend equivalent is equal to the dividends that would have been paid or payable on a share from the date of grant. The Company believes restricted share units: (1) focus officers' efforts on performance which will increase the value of the Company's common stock; (2) align the interests of management with those of the Company's shareholders; (3) provide a competitive long term incentive opportunity; and (4) provide a retention incentive for key employees.

        Each of the executive officers of the Company, including the named executive officers other than Mr. Dixon, received an award of restricted share units upon joining the Company or when compensation was adjusted in 2003. The employment agreements with the executive officers do not provide for additional restricted share unit awards during the term of the agreement. The restricted share units vest annually in various increments on each anniversary of the grant date, subject to the officer continuing to be employed by the Company on each anniversary date. The number of restricted share units awarded and the vesting period vary by position. They were set at levels and periods to provide officers annual total direct compensation, consisting of total cash compensation and the value of the portion of the restricted share unit award that vests annually, that approximates the median level of total direct compensation in the national market for similar positions at comparably sized utilities. Awards of restricted share units were valued based upon the closing price of the Company's common stock near the date of grant. The awards are designed to provide total direct compensation that exceeds the market median if there is significant appreciation in the price of the Company's common stock following the date of grant. Restricted share units and dividend equivalents also vest if an officer's employment is terminated by the Company other than for cause, or by the officer for good reason or within 90 days following a change in control of the Company.

Chief Executive Officer—James S. Haines, Jr.

        Mr. Haines has served as chief executive officer and president of the Company since December 6, 2002. He receives an annual base salary of $750,000, which is fixed for the four-year term of his employment agreement. He also received a grant of 250,000 restricted share units when his employment commenced. The restricted share units vest in one-fourth increments on each anniversary of his start date subject to his continuing to be employed by the Company on each anniversary date. One-fourth of the restricted share units vested on December 6, 2003. The restricted share units were intended to provide Mr. Haines a significant long term incentive opportunity in the event of appreciation in the Company's common stock price. Mr. Haines does not receive any additional cash or stock compensation during the term of his employment agreement, except for stock based compensation arising from discounts received or shares purchased pursuant to the Company's Employee Stock Purchase Plan. See "Employment Contracts" for a description of other terms of Mr. Haines' employment agreement with the Company.

                      Westar Energy, Inc. Board of Directors

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

Certain Beneficial Owners of Common Stock

        The following table sets forth certain information regarding beneficial ownership of the common stock as of February 15, 2004 by each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock.

Name and Address of Beneficial Owner	Percent of Class	Amount and Nature of Beneficial Ownership
Mario J. Gabelli(1) One Corporate Center Rye, NY 10580	6.74%	4,898,896

(1)
As reported in a Schedule 13F filed with the Securities and Exchange Commission on February 16, 2004 by GAMCO Investors, Inc.

Security Ownership Of Management

        The following information relating to the ownership of shares of our common stock is furnished with respect to each of our current directors and named executive officers individually, and with respect to our current directors and executive officers as a group. The information provided is as of the record date.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares		Restricted Share Units		Total	Percent of Class
Outside Directors
Mollie Hale Carter	1,518		1,536		3,054	*
Charles Q. Chandler, IV	8,969		2,558		11,527	*
R.A. Edwards	18,614	(2)	2,656		21,270	*
B. Anthony Isaac	988		1,012		2,000	*
Arthur B. Krause	3,504		1,536		5,040	*
Michael F. Morrissey	1,936		1,985		3,921	*
John C. Nettels, Jr.	13,593	(3)	2,558		16,151	*
Management
Richard A. Dixon(4)	18,090		8,700		26,790	*
James S. Haines, Jr.	45,357		187,500		232,857	*
Larry D. Irick	12,783	(5)	57,800	(6)	70,583	*
William B. Moore	44,412		117,907		162,319	*
Mark A. Ruelle	18,444		93,750		112,194	*
Douglas R. Sterbenz	24,065		129,660		153,725	*
All directors and executive officers as a group (17 individuals)	249,879	(7)	718,598	(8)	968,477	1.32%

*
Represents less than 1%

(1)
Includes beneficially owned shares held in employee savings plans and the Employee Stock Purchase Plan, and shares deferred under the Long-Term Incentive and Share Award Plan, the Stock for Compensation Program and the Outside Directors' Deferred Compensation Plan. No director or named executive officer owns any of our equity securities other than our common stock.

(2)
Includes 1,963 shares held by Mr. Edwards' spouse, not subject to his voting or investment power.

(3)
Includes 500 shares of our common stock held in a trust in which Mr. Nettels has shared investment and voting power.

(4)
Mr. Dixon retired as senior vice president on December 31, 2003.

(5)
Includes 853 shares held by Mr. Irick's spouse. These shares are not subject to Mr. Irick's voting or investment power.

(6)
Includes 90 restricted share units held by Mr. Irick's spouse. These shares are not subject to Mr. Irick's voting or investment power.

(7)
Includes 37,606 shares held by four other executive officers and shares referred to in items (2), (3) and (5) above.

(8)
Includes 109,440 restricted share units held by four other executive officers and shares referred to in item (6) above.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth the compensation of our named executive officers for the last three completed fiscal years:

Summary Compensation Table

Long Term Compensation Award
Annual Compensation
Restricted Stock Awards $(3)
Name and Principal Position	Year	Salary	Bonus $	Other Annual Compensation $(2)		All Other Compensation $(4)
James S. Haines, Jr. Chief Executive Officer and President	2003 2002	750,000 50,000	— 50,000	— —	— 2,902,500	141,583 68,795
William B. Moore Executive Vice President and Chief Operating Officer	2003 2002	400,000 9,722	— —	53 18,367	— 1,542,750	170,011 171,884
Douglas R. Sterbenz Senior Vice President, Generation and Marketing	2003 2002 2001	302,037 359,100 190,963	— 306,757 150,256	1,193 1,500 22,080	1,757,500 765,270 24,200	6,467 2,615 5,287
Mark A. Ruelle Executive Vice President and Chief Financial Officer	2003	265,625	—	—	1,306,250	60,150
Richard A. Dixon(5) Former Senior Vice President, Operations Strategy	2003 2002 2001	214,895 188,300 144,251	— 119,297 35,000	141 177 31,598	— 241,959 77,440	6,012 3,235 3,033
Larry D. Irick Vice President, General Counsel and Corporate Secretary	2003 2002 2001	172,627 147,300 127,717	— 58,520 23,000	— 267	726,300 98,635 77,440	3,946 3,516 3,390

(1)
Salary in 2003 includes discretionary officer allowances paid to some of our named executive officers (Mr. Sterbenz, $9,000; Mr. Dixon, $6,000; and Mr. Irick, $4,000). Discretionary allowances were paid in 2002 and in the first quarter of 2003 and then discontinued. Discretionary officer allowances replaced car allowances and reimbursements for various expenses provided prior to 2002.

(2)
Other annual compensation in 2003 consists of the value of discounts received on shares purchased through the reinvestment of dividends paid on shares held under a stock for compensation program that has been discontinued.

(3)
In 2003, we awarded restricted share units linked to shares of our common stock. The reported dollar value of restricted share units is equal to the total number of restricted share units granted to the named executive officer multiplied by the closing price of our common stock on the date of grant. Grants occurred on various dates. This value may not represent the ultimate value of the restricted share units to the officer or us since the value of our common stock is subject to change. Restricted share units awarded to the named executive officers vest ratably in equal increments over a period of three to four years and require the continued employment of the officer until vesting unless the officer's employment is terminated by us without cause, or by the officer for good reason or within 90 days following a change of control. Dividend equivalents are paid on restricted share units from the date of grant in an amount equal to the dividends paid on an equal number of shares of our common stock from the date of grant. See "Employment Contracts" and "Compensation Report" for additional information about restricted share unit awards.

The aggregate number of restricted share units linked to shares of our common stock held by each of the named executive officers as of December 31, 2003, the market value of these restricted share units as of that date and the dividend equivalents received by each of the named executive officers in 2003 with respect to restricted share units linked to our common stock are indicated in the table below. The market value is based on the closing price of our common stock on December 31, 2003 of $20.25 per share.

Name	Restricted Share Units	Market Value ($)	Dividend Equivalents ($)
James S. Haines, Jr.	187,500	3,796,875	217,500
William B. Moore	152,282	3,083,711	91,236
Douglas R. Sterbenz	129,660	2,625,615	65,651
Mark A. Ruelle	125,000	2,531,250	71,250
Richard A. Dixon	8,700	176,175	17,080
Larry D. Irick	57,800	1,170,450	27,097

In 2002, we awarded restricted share units linked to shares of Guardian International, Inc. ("Guardian") preferred stock to Mr. Sterbenz, Mr. Irick and other executive officers. The aggregate number of Guardian restricted share units held by Mr. Sterbenz and Mr. Irick as of December 31, 2003, the market value of these Guardian restricted share units as of that date and the dividend equivalents received by Mr. Sterbenz and Mr. Irick in 2003 with respect to Guardian restricted share units are indicated in the table below. The market value as of December 31, 2003 is based on an appraised value as of September 30, 2003 of $803 per share of Guardian Series C preferred stock, $381 per share of Guardian Series D preferred stock and $623 per share of Guardian Series E preferred stock.

Name	Guardian Restricted Share Units	Market Value ($)	Dividend Equivalents ($)
Douglas R. Sterbenz	872	562,818	50,610
Larry D. Irick	178	84,120	3,570
(4)
As set forth below, all other compensation for 2003 includes company matching contributions under our 401(k) savings plan, premiums paid on term life insurance policies, and relocation benefits paid to Mr. Haines and Mr. Ruelle. See "Employment Contracts" for additional information about the relocation benefits.

Name	401(k) Plan ($)	Life Insurance ($)	Relocation ($)
James S. Haines, Jr.	6,000	4,406	62,382
William B. Moore	5,000	1,242	—
Douglas R. Sterbenz	6,000	467	—
Mark A. Ruelle	6,000	421	53,728
Richard A. Dixon	5,061	951	—
Larry D. Irick	3,645	301	—

In addition, all other compensation for 2003 includes payments received by Mr. Haines and Mr. Moore of $68,795 and $163,769, respectively, pursuant to our executive salary continuation plan in connection with previous periods of employment. See "Retirement Plans" for additional information about the executive salary continuation plan.

(5)
Mr. Dixon retired from his position as senior vice president with the company on December 31, 2003.

Shares Authorized for Issuance Under Equity Compensation Plans

        The following table summarizes the total shares of our common stock that may be received by holders of restricted share units and options upon the vesting of restricted share units and the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the restricted share units and stock options currently outstanding.

Equity Compensation Plan Information

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance
Long Term Incentive and Share Award Plan (the only equity compensation plan approved by our shareholders)	2,154,204	(1)	32.26	(2)	1,095,785
Any equity compensation plans not approved by our shareholders	—		—		—

Total	2,154,204		32.26		1,095,785

(1)
Includes 1,927,546 shares issuable with respect to restricted share units.

(2)
Excludes restricted share units referred to in footnote (1) above.

Retirement Plans

        We maintain a qualified non-contributory defined benefit plan for all of our non-union employees, including the named executive officers. Participants become fully vested in their benefits under the plan after five years of credited service. Employees hired prior to January 1, 2002, including the named executive officers, are covered by the plan with benefits derived from a final average pay formula. Mr. Haines, Mr. Moore and Mr. Ruelle have vested benefits calculated under the final average pay formula portion of the plan as a result of their prior employment. Mr. Sterbenz, Mr. Irick and other executive officers are accruing benefits under the final average pay formula portion of the plan as a result of their current employment. Mr. Dixon ceased accruing benefits under the final average pay formula portion of the plan upon his retirement.

        Employees hired after December 31, 2001, are covered by the same defined benefit plan with benefits derived from a cash balance account formula. Mr. Haines, Mr. Moore and Mr. Ruelle are currently participants in the cash balance formula portion of the plan as a result of their current employment.

        The following table sets forth the estimated annual retirement benefits payable to the participants receiving benefits under the final average pay formula portion of the defined benefit plan based upon specified remuneration at age 65 and specified years of service.

Pension Plan Table

	Years of Service
Remuneration
	15	20	25	30	35
$150,000	$39,973	$53,297	$61,372	$69,446	$77,520
$175,000	$47,098	$62,797	$72,372	$81,946	$91,520
$200,000	$54,223	$72,297	$83,372	$94,446	$105,520
$225,000	$55,648	$74,197	$85,572	$96,946	$108,320
$250,000	$55,648	$74,197	$85,572	$96,946	$108,320
$275,000	$55,648	$74,197	$85,572	$96,946	$108,320
$300,000	$55,648	$74,197	$85,572	$96,946	$108,320
$325,000	$55,648	$74,197	$85,572	$96,946	$108,320
$350,000	$55,648	$74,197	$85,572	$96,946	$108,320
$375,000	$55,648	$74,197	$85,572	$96,946	$108,320
$400,000	$55,648	$74,197	$85,572	$96,946	$108,320
$425,000	$55,648	$74,197	$85,572	$96,946	$108,320
$450,000	$55,648	$74,197	$85,572	$96,946	$108,320

        The final average pay formula portion of the defined benefit plan calculates retirement benefits based upon the highest consecutive sixty month average cash compensation and annual incentive bonuses, if any, out of the final one hundred twenty months of employment with no reduction for social security. Retirement benefits are paid for the life of the participant. Mr. Haines, Mr. Moore and Mr. Ruelle had 16.3 years, 22.4 years and 10.5 years of credited service respectively when their previous employment terminated. As of January 1, 2004, Mr. Sterbenz, Mr. Dixon and Mr. Irick had 6.6 years, 28.3 years and 4.6 years of credited service respectively.

        The cash balance formula portion of the defined benefit plan calculates retirement benefits based upon the lifetime employment of the participant. Participants earn monthly contribution credits based upon their age. In addition, monthly interest credits are added to participants' account balance based upon the one-year Treasury constant maturities rate with a minimum 5% annual interest credit and a maximum 10% annual interest credit. The estimated lump sum benefit payable to Mr. Haines, Mr. Moore and Mr. Ruelle at the normal retirement age of 65 under the cash balance formula portion of the defined benefit plan based on a 5% interest credit is as follows: Mr. Haines, $153,085; Mr. Moore, $311,824; and Mr. Ruelle, $573,670.

        Three of our named executive officers, Mr. Haines, Mr. Moore and Mr. Ruelle, participated in and accrued vested benefits under an executive salary continuation plan in connection with their prior employment with us. The plan has since been discontinued and they are not accruing additional benefits as a result of their current employment. One other executive officer, who became a participant in the plan prior to its discontinuation, currently participates in and is accruing benefits under the plan. None of the other executive officers, including the other named executive officers, are participants in the plan.

        Mr. Haines and Mr. Moore receive an annual benefit of $68,795 and $163,769, respectively, under the plan. The estimated annual benefit payable to Mr. Ruelle under the plan at normal retirement age at or after age 65 is $15,896. A reduced benefit would be payable to Mr. Ruelle if he commenced payment of the benefit prior to age 60.

Employment Contracts

        We have entered into employment agreements with each of the named executive officers except Mr. Dixon, who retired from his position with us on December 31, 2003. The agreements have a four-year term, except the agreement with Mr. Irick has a three year term. The agreements provide for annual base salaries (Mr. Haines, $750,000; Mr. Moore, $400,000; Mr. Sterbenz, $275,000; Mr. Ruelle, $275,000; and Mr. Irick, $175,000) and grants of restricted share units (Mr. Haines, 250,000; Mr. Moore, 137,500; Mr. Sterbenz, 125,000; Mr. Ruelle, 125,000; and Mr. Irick, 54,000). The restricted share units vest ratably in equal installments on an annual basis over the term of the contracts, subject to the officer continuing to be employed by us on each anniversary date. The agreements provide that the officers will not receive any additional cash or stock compensation during the term of the agreements other than stock-based compensation arising from discounts received on shares purchased pursuant to our Employee Stock Purchase Plan. The officers are entitled to various periods of vacation and participate in all other employee benefit plans and programs provided to all of our non-union employees. We reimburse the officers for all reasonable expenses incurred in the conduct of our business, provided they account for these expenses in accordance with our applicable policies.

        Pursuant to their employment agreements, Mr. Haines and Mr. Ruelle received certain benefits in connection with their relocation to Kansas. We reimbursed Mr. Haines and Mr. Ruelle for the cost of temporary housing in Topeka, Kansas for periods of eight months and six months, respectively, and for the costs of travel for each officer and his immediate family to and from their previous places of residence and Topeka, Kansas. We agreed to purchase two residences located in El Paso, Texas, at Mr. Haines' request at any time prior to the end of the term of his employment agreement (which request has been made for one residence) for a price equal to his purchase price plus the cost of all improvements and the costs incurred in connection with their sale, provided that the aggregate price paid by us for both residences will not exceed $500,000. We also agreed to reimburse Mr. Haines and Mr. Ruelle for moving expenses related to their relocation to Kansas.

        We paid Mr. Haines a $50,000 signing bonus and made charitable contributions totaling $200,000 to charitable organizations designated by him. Mr. Haines matched the charitable contributions from his personal funds. Mr. Haines may devote two weeks each year to teaching at the University of Texas at El Paso.

        The employment agreements contain customary provisions regarding indemnification, non-solicitation, non-disparagement and the protection of confidential information. Except to pay taxes, the officers will not sell any shares of our common stock during the term of the agreement without the prior approval of our board of directors in the case of Mr. Haines and without the prior approval of Mr. Haines in the case of all other officers. Prior approval will not be unreasonably withheld.

        If the employment of any named executive officer other than Mr. Irick terminates in a "Qualifying Termination," he will be entitled to receive a lump-sum cash amount equal to the sum of his base salary through the date of termination, his base salary for the remainder of the term of the agreement, and any accrued vacation pay, to the extent not previously paid. Restricted share units awarded to the officers will fully vest upon a Qualifying Termination. Also, we will continue to provide medical benefits to Mr. Haines and his dependents for life.

        The term "Qualifying Termination" means termination by us other than for "Cause," by the officer for "Good Reason" or by the officer during the 90-day period after a "Change in Control" (as each term is defined in the employment agreement). The term "Cause" means the officer's conviction of a felony or a crime involving moral turpitude, his commission of a willful act of fraud or dishonesty with respect to us, his willful and repeated failure to perform substantially his material duties to us, his engaging in significant activity that is materially harmful to our reputation, or his breach of his fiduciary responsibilities to us or our shareholders.

        If the employment of any named executive officer other than Mr. Irick terminates under circumstances not qualifying as a "Qualifying Termination," we will make a lump-sum cash payment equal to the sum of his base salary through the date of termination and any accrued vacation pay, and, in the case of Mr. Haines, we will continue to provide medical benefits to him and his dependents for life.

        We have entered into change in control agreements with Mr. Irick and other of our officers and key employees, but not any of the other named executive officers. The agreements have three year terms with an automatic extension of one year on each anniversary, unless prior notice is given by the officer or by us. The agreements are intended to insure the officers' continued service and dedication to us and to ensure their objectivity in considering on our behalf any transaction which would result in a change in control of us.

        Under the change in control agreements, an officer is entitled to benefits if his or her employment is terminated within two years of a change in control by us other than for "Cause" or by the officer for "Good Reason" (as each term is defined in the change in control agreements). Upon such termination, we or our successor, must make a lump-sum cash payment to the officer, in addition to any other compensation to which the officer is entitled, of two times such officer's adjusted salary, plus two times such officer's bonus amount, plus the actuarial equivalent of the excess of the officer's accrued pension benefits, computed as if the officer had two additional years of benefit accrual service, over the officer's vested accrued pension benefits utilizing the officer's current salary without regard for any salary limits imposed for qualified pension plans. In addition, restricted share units, dividend equivalents and other stock based incentives or compensation accelerate and vest and restrictions or performance criteria lapse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Below, we describe significant transactions between us and Protection One, Inc. ("Protection One") and other related parties. We have disclosed these significant transactions even if they have been eliminated in the preparation of our consolidated results and financial position.

Indebtedness of Management

        During 2001 and 2002, we extended loans to our officers for the purpose of purchasing shares of our common stock. We eliminated this program and no additional loans have been made since the enactment of federal legislation that became effective July 30, 2002. During 2003, two of our named executive officers had balances in excess of $60,000 (Mr. Sterbenz, $200,000 and Mr. Irick, $150,000). The interest rate charged on the loans varied on a quarterly basis. In 2003 the rates were: (a) first quarter, 4.42%; (b) second quarter, 4.37%; (c) third quarter, 4.18%; and (d) fourth quarter, 4.19%. The principal amount of these loans was repaid by each officer in 2003. The balance outstanding at December 31, 2003 was approximately $1,850 which consisted of accrued interest. As of January 31, 2004, these interest amounts were paid. For the year ended December 31, 2003, we recorded approximately $35,178 in interest income on all loans made under the program.

Transactions with Protection One, Inc.

Protection One Shared Services Agreement

        We provide administrative services to Protection One pursuant to service agreements, including accounting, tax, audit, human resources, legal, purchasing and facilities services. Fees for these services are based on various hourly charges, negotiated fees and out-of-pocket expenses. Protection One incurred charges of approximately $4.3 million in 2003, $3.9 million in 2002 and $8.1 million in 2001. We expect these services to be discontinued over a transition period of not more than 12 months.

Payments to Protection One

        On March 21, 2003, we paid approximately $1.0 million to Protection One as reimbursement for information technology services provided to us, and related costs incurred, by a subsidiary of Protection One. On March 21, 2003, we also paid approximately $3.6 million to Protection One as reimbursement for aviation services provided by a subsidiary of Protection One and for the repurchase of our common and preferred stock held by Protection One. The Kansas Corporation Commission ("KCC") authorized these payments in the March 11, 2003 KCC order.

        In June 2003, Westar Industries paid $0.5 million to Protection One for the trademark associated with Protection One Europe as required due to the sale by Westar Industries of Protection One Europe.

Protection One Credit Facility

        Westar Industries was the lender under Protection One's senior credit facility. As of December 31, 2003, the outstanding balance of the credit facility was $215.5 million. This facility was assigned to POI Acquisition, L.L.C. in connection with the sale of our interest in Protection One that was completed on February 17, 2004. At closing, the facility had a balance of $215.5 million.

Financial Advisory Services

        Protection One entered into an agreement pursuant to which it paid a quarterly fee to Westar Industries for financial advisory services equal to 0.125% of its consolidated total assets at the end of each quarter. This agreement was approved by the independent members of Protection One's board of directors. Protection One incurred approximately $3.6 million of such fees during the year ended December 31, 2002. This agreement was terminated effective September 30, 2002.

Tax Sharing Agreement

        Protection One has been part of our consolidated tax group since 1997. During that time, we have reimbursed Protection One for current tax benefits attributable to Protection One used in our consolidated tax return under the terms of a tax sharing agreement. Following the sale of our Protection One common stock interests on February 17, 2004, Protection One is no longer a part of our consolidated tax group. We and Protection One did not formally terminate our tax sharing agreement and, based on discussions with Protection One and its counsel, there are several areas of potential dispute between us regarding our obligations under the terms of the tax sharing agreement. The most material of these potential disputes involve the proper treatment under the tax sharing agreement of tax obligations or benefits arising out of the transaction in which we sold our interest in Protection One. The tax sharing payment we owe Protection One for the tax year 2002 and prior tax years is estimated to be $31.7 million. In 2003, we paid $20.0 million to Protection One as authorized by the KCC for 2002. In addition, we may owe additional amounts for amounts that accrued through February 17, 2004, the closing date for the Protection One sale.

Purchase of Stock from Protection One

        We purchased 850,000 shares of our common stock and approximately 34,000 shares of our preferred stock from Protection One for approximately $11.6 million in 2003. This transaction was approved by the KCC. The repurchase of common stock was $3.4 million less than what Protection One originally paid.

Transactions Between Protection One and Kansas Gas and Electric Company

        During the fourth quarter of 2001, our wholly owned subsidiary, Kansas Gas and Electric Company, entered into an option agreement to sell an office building located in downtown Wichita, Kansas, to Protection One for approximately $0.5 million. The sales price was determined by management based on three independent appraisers' findings. This transaction was completed during June 2002. We recognized a loss of $2.6 million on this transaction, and we expected to realize annual operating cost savings of approximately $0.9 million. The cost savings are recorded as a regulatory liability in accordance with a March 26, 2002, KCC order for consideration in a future rate proceeding. For the year ended December 31, 2003, we recorded $1.0 million in cost savings as a regulatory liability and for the year ended December 31, 2002, we recorded $0.5 million in cost savings as a regulatory liability.

PERFORMANCE GRAPH

        The following performance graph compared the performance of our common stock during the period beginning on December 31, 1998 and ending on December 31, 2003 to the Standard & Poor's 500 Index and the Standard & Poor's Electric Utility Index. The graph assumes a $100 investment in our common stock and in each of the indexes at the beginning of the period and a reinvestment of dividends paid on such investments throughout the period.

	Cumulative Total Return
	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03
Westar Energy, Inc.	$100	$55.75	$88.29	$64.98	$40.80	$87.51
S&P 500	$100	$121.04	$110.03	$96.94	$75.52	$97.18
S&P Electric Utilities	$100	$83.60	$128.61	$107.03	$90.91	$112.80

2. RATIFICATION AND CONFIRMATION OF DELOITTE & TOUCHE LLP,
AS OUR INDEPENDENT AUDITORS IN 2004
(Item 2 on the Proxy Card)

        Deloitte & Touche LLP ("Deloitte & Touche"), has acted as our principal accounting firm since 2002. In April 2004, our Audit Committee will continue the appointment of Deloitte & Touche to act as our independent auditors and to examine our consolidated financial statements, and those of our subsidiaries, for the year ending December 31, 2004. You are being asked to ratify and confirm that appointment at the annual meeting.

        Representatives of Deloitte & Touche will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of Deloitte & Touche is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.

Independent Auditor Fees

        The aggregate fees billed by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for fees billed for fiscal years ended December 31, 2003 and 2002 are as follows:

	2003	2002
Audit fees(1)	$1,288,559	$3,432,896
Audit related fees(2)	126,444	90,085

Total audit and audit related fees	1,415,003	3,522,981
Tax fees(3)	22,203	399,922

Total fees	$1,437,206	$3,922,903

(1)
The 2002 audit fees include approximately $1.5 million for 2000 and 2001 re-audit fees.

(2)
These fees relate to the audits of company sponsored benefit plans, Sarbanes Oxley 404 implementation assistance and other agreed upon procedures for the fiscal year ended December 31, 2003 and to the audits of company sponsored benefit plans for the fiscal year ended December 31, 2002

(3)
These fees are for consulting related to the tax treatments of the sales or divestitures of investments held by us for both the fiscal years ended December 31, 2003 and 2002.

        Each of the permitted non-audit services has been pre-approved by the Audit Committee or the Audit Committee's chairman pursuant to delegated authority by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the Securities and Exchange Commission.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting.

        The Audit Committee has authorized the chairman of the Audit Committee to pre-approve the retention of an independent auditor for audit-related and permitted non-audit services not contemplated by the engagement letter for the annual audit, provided that: (a) these services are approved no more than thirty days in advance of the auditor commencing work; (b) the fees to be paid to the auditor for services related to any single engagement do not exceed $25,000; (c) the aggregate fees to be paid to the auditor for services in any calendar year do not exceed $100,000; and (d) the chairman advises the Audit Committee of the pre-approval of the services at the next meeting of the Audit Committee following the approval.

        The Audit Committee will periodically assess the suitability of its independent auditors, taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RATIFICATION AND CONFIRMATION OF THE APPOINTMENT OF DELOITTE & TOUCHE.

3. SHAREHOLDER PROPOSAL
(Item 3 on the Proxy Card)

Proposal

        William Perich, 1229 Mound Drive, Atchison, Kansas 66002, has notified us of his intention to present the following proposal at the annual meeting. As of March 26, 2004, Mr. Perich, together with Jeanette I. Perich, was the record owner of 522 shares of our common stock.

        RESOLVED, that, beginning at the 2005 annual meeting of shareholders, the Board of Directors shall implement a procedure for shareholders attending the annual meeting to propose, by vote of the shareholders attending the annual meeting, five shareholders from those in attendance at the annual meeting as candidates to serve on the Board of Directors; and the Company shall include the name of one candidate selected by the Board of Directors as a shareholder nominee in the Company's proxy materials for the next annual meeting.

Shareholder Supporting Statement

        The proposal would allow for greater shareholder participation in the nomination of company directors and would make the process more open and democratic.

        The proposal would be more fair to long-term investors who have faithfully attended company annual meetings and who are never considered for a seat on the company's board of directors.

        The proposal would provide for more diversity and strength to the board by allowing for greater shareholder opportunity to win election to the company's board of directors.

        The proposal allows shareholders a fair chance to be part of the group who determines company policy.

Our Response to the Shareholder Proposal

        We strongly believe that the principles and process we currently use to select our director nominees are well considered, consistent with current views of the SEC and the New York Stock Exchange on best corporate governance practices, and represent the interests of the Company and all our fellow shareholders. The nominating process proposed might have the unintended and, in the view of your board of directors, undesirable consequences of:

  •
  establishing conflicting processes through which candidates for board membership are nominated and elected to the board

  •
  unfairly discriminating between those shareholders who are able to attend the annual meeting and those who are unable to attend or choose to vote their shares by proxy

  •
  giving a disproportionate voice to a small minority of shareholders that, through geographic proximity, physical ability, or personal inclination and financial ability are able to vote their shares in person at the annual meeting

  •
  resulting in the nomination of a candidate who is unqualified to serve on our board of directors or our committees under our Corporate Governance Guidelines and criteria established by the New York Stock Exchange and the Sarbanes-Oxley Act

        We are committed to selecting director nominees through a process that is independent and free of inappropriate influence or conflict of interest. Accordingly, as discussed on pages 7 and 8 of this proxy statement, this responsibility rests with our Nominating and Corporate Governance Committee, which is composed entirely of directors who meet the requirements for director independence set forth in our Corporate Governance Guidelines. The committee does not involve management in the identification or selection of director nominees, although director nominees may ask to interview senior members of our management team before agreeing to serve.

        The committee is committed to identifying and recruiting candidates with qualifications that will enable the board of directors to fulfill its responsibilities to all shareholders. The committee evaluates the qualifications and areas of expertise of current directors and identifies areas for enhancement to ensure a balance of skills, strengths and diversity among the directors. As discussed on pages 7 and 8 of this proxy statement, the committee establishes appropriate criteria for membership on the board of directors to ensure members have the appropriate skills to contribute to the functioning of the board of directors. To develop a broad pool of candidates, the committee considers candidates identified by outside directors, candidates identified by an executive search firm retained by the Company for that purpose, and candidates suggested by our shareholders. We believe the strength of the process we currently use is confirmed by the strength of the experience and qualifications of the new members added to the board of directors in 2003.

        The board of directors has significantly modified and improved its governance practice in the past year and has in place a fair and objective process to find and propose qualified, independent candidates. Accordingly, the board of directors recommends against the proposal. The persons named in the accompanying proxy will vote your shares against the proposal unless you direct otherwise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 31, 2003, all required filings applicable to our executive officers, directors and owners of more than ten percent of our common stock were made and that such persons were in compliance with the Exchange Act requirements

Shareholder Proposals for 2005 Annual Meeting

        The 2005 Annual Meeting of Shareholders is scheduled to be held on May 17, 2005. Specific proposals of shareholders intended to be presented at the 2005 meeting must comply with the requirements of the Exchange Act and our amended articles of incorporation. In order to be eligible for inclusion in our 2005 proxy materials mailed to shareholders, shareholder proposals must be received by our Corporate Secretary by December 2, 2004. If a shareholder intends to present a proposal at the 2005 annual meeting that is not intended to be included in our 2005 proxy materials mailed to shareholders, the proposal must be received by our Corporate Secretary between March 28, 2005 and April 12, 2005. If the proposal is not received during such period, the proxies designated by our board of directors for the 2005 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement for such meeting or on the proxy card for such meeting.

Annual Report to Shareholders

        Our Annual Report to Shareholders for the year ended December 31, 2003 was mailed to our shareholders on or about April 12, 2004. The Annual Report contains financial statements audited by Deloitte & Touche, independent public accountants. The Annual Report is not to be considered as a part of the proxy solicitation material or has having been incorporated by reference.

Other Business

        Under the laws of Kansas, where we are incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareholders has been given. We do not expect any business to come up for shareholder vote at the meeting other than the election of directors, the ratification and confirmation of our independent auditors and the shareholder proposal described on pages 24 and 25 of this proxy statement. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.

Questions

        If you have any questions or need more information about the annual meeting, write to:

                Shareholder Services
                Westar Energy, Inc.
                P.O. Box 750320
                Topeka, Kansas 66675-0320

or call us at (800) 527-2495 or (785) 575-6394 in the Topeka area.

By Order of the Board of Directors,

Larry D. Irick Vice President, General Counsel and Corporate Secretary
Topeka, Kansas April 12, 2004

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.
Notice of Annual Meeting of Shareholders

WESTAR ENERGY, INC.

2004 Annual Meeting of Shareholders

        For the purpose of considering and acting upon the election of three Class II directors, the ratification and confirmation of the appointment of our auditors, a shareholder proposal regarding the process for nomination of a director, and such other business as may properly come before the meeting or any adjournment thereof.

Tuesday, May 18, 2004
10:00 a.m. Central Time
Sunflower Ballroom at The Maner Conference Center (Kansas ExpoCentre)
located at the Southeast corner of Seventeenth & Western
Topeka, Kansas

Please Admit	Non-Transferable

— Please fold and detach Admission Ticket here. —

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be presented in PDF format. There is no cost to you for this service other than any charges imposed by your Internet provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Westar Energy's Shareholder Services in writing at PO Box 750320, Topeka, KS 66675-0320.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

— Please fold and detach card at perforation before mailing. —
PROXY	WESTAR ENERGY, INC.	PROXY

All shares, including full and partial shares of stock credited to your Plan account, will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such proxy will be voted as recommended by the Board of Directors.

The Board of Directors recommends a vote FOR the three nominees listed below.

1.	ELECTION OF DIRECTORS
(01)	B. Anthony Isaac	(02)	Michael F. Morrissey	(03)	John C. Nettels, Jr.
☐	FOR all nominees listed above.	☐	WITHHOLD authority to vote for all nominees listed above.	☐	FOR all except as marked to the contrary below:

To withhold authority to vote for any individual nominee, mark "FOR all except"
and write that nominee's name on the line below.

The Board of Directors recommends a vote FOR proposal 2.

2. RATIFICATION AND CONFIRMATION OF DELOITTE & TOUCHE LLP AS COMPANY AUDITORS	FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends a vote AGAINST proposal 3.
3. SHAREHOLDER PROPOSAL REGARDING THE PROCESS FOR NOMINATION OF A DIRECTOR	☐	☐	☐
☐	I/We consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.
☐	I/We will attend the Annual Meeting to be held in Topeka, Kansas.
IMPORTANT—Please sign and date on the reverse side and return promptly.

Westar Energy, Inc. P.O. Box 750320 Topeka, KS 66675-0320	VOTE BY TELEPHONE Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone, and follow the simple instructions to record your vote.
VOTE BY INTERNET Have your proxy card available when you access the website www.votefast.com, and follow the simple instructions to record your vote.
VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.
VOTE BY TELEPHONE Call Toll-Free using a touch-tone telephone: 1-800-542-1160	VOTE BY INTERNET Access the Website and cast your vote: WWW.VOTEFAST.COM	VOTE BY MAIL Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on Monday, May 17, 2004 in order to be counted in the final tabulation.

CONTROL NUMBER:

Please sign and date this proxy where indicated below before mailing

— Please fold and detach card at perforation before mailing. —
PROXY	WESTAR ENERGY, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 18, 2004.

James S. Haines, Jr., Mark A. Ruelle and Larry D. Irick, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the Westar Energy, Inc. Annual Meeting of Shareholders to be held on May 18, 2004, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if personally present at said meeting. The above named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment. This proxy also provides voting instructions for shares held by the undersigned in the Westar Energy, Inc. 401(k) Employees' Savings Plan and the Employee Stock Purchase Plan.

Signature(s)
Signature(s)
Date , 2004

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

QuickLinks

PROXY STATEMENT
VOTING PROCEDURES—QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
COMPENSATION OF EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
RATIFICATION AND CONFIRMATION OF DELOITTE & TOUCHE LLP, AS OUR INDEPENDENT AUDITORS IN 2004
SHAREHOLDER PROPOSAL
ADDITIONAL INFORMATION